[Letterhead of Mantyla McReynolds]


March 31, 1999

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Tecon, Inc., a Utah corporation (the
          "Registrant"), SEC File No. 2-97869-D, to be filed on or about March 31, 1999, covering the registration and issuance of 600,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended March 31, 1998 and 1997, dated July 15, 1998, in the above-referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Sincerely,

/s/ Mantyla McReynolds

MANTYLA MCREYNOLDS